Exhibit 99.6
KEY MESSAGES ON FEBRUARY 11, 2007 NEWS RELEASE REGARDING
HINDALCO’S PROPOSED ACQUISITION OF NOVELIS
GENERAL
•	On February 11, we announced that we have entered into an agreement with India’s largest non-ferrous metals company, Hindalco Industries Limited, whereby Hindalco will purchase Novelis for approximately US$6 billion.
•	This transaction will require shareholder approval and various regulatory reviews.

•	Who is Hindalco: (www.hindalco.com)
•	A publicly traded company on the Bombay Stock Exchange

•	With primary production assets — including power, alumina and aluminum

•	With aluminum rolled production (building sheet, finstock, foil and litho) extrusions and alloy wheels

•	With copper mining and processing

•	$2.6 billion in sales

•	Acquired Indal assets from Alcan in 2000

•	20,000 employees
•	Hindalco’s parent company, Aditya Birla Group, is among the largest and most well respected business groups in India.
•	Track record of growth in various businesses e.g., cement, textiles, telecom and financial services

•	$12 billion in sales, $20+ billion in market capitalization

•	Successful global operations in 18 countries on 4 continents.

•	85,000 employees
     • The combination of Hindalco and Novelis will establish a global integrated aluminum producer with low-cost alumina and aluminum production facilities as well as high-end rolled product capabilities.
     • The complementary expertise of the combined companies will create a strong platform for sustainable growth and ongoing success, particularly for the growing demands of the Asian marketplace.
     • The company is committed to being a major player in the metals market and has significant aspirations for global growth.
     • We currently estimate that the transaction will be complete by the end of June. As we work towards completion, we ask that you remain focused on safely producing the highest quality rolled aluminum for our customers.
     • Since both companies are publicly traded, we are legally restricted in what we can say about the transaction at this time.

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